Exhibit 99.1 NEWS RELEASE Contact: Jesse Ngoo Phone Number: 817-845-2622 Email: jesse.ngoo@fleishman.com

GLOBALSCAPE® NAMED ONE OF THE "BEST COMPANIES

TO WORK FOR IN TEXAS"

List published by Texas Monthly recognizes managed file transfer leader as a top employer for second consecutive year

SAN ANTONIO, Texas - Jan. 31, 2012-Building on its reputation as a top technology employer, GlobalSCAPE, Inc. (NYSE Amex: GSB), a developer of secure information exchange solutions, was named to Texas Monthly Magazine's 2012 list of "Best Companies to Work for in Texas" for the second year in a row.

"Making GlobalSCAPE a desirable place of employment is a priority for our leadership team," says Jim Morris, GlobalSCAPE CEO. "Innovative thinking and groundbreaking products come from great people, and we remain committed to attracting and retaining strong talent to drive our business forward."

In the past 12 months, San Antonio-based GlobalSCAPE has been recognized as a top workplace by the San Antonio Express-News and the San Antonio Business Journal, and last June, GlobalSCAPE was named one of Computerworld Magazine's "Best Places to Work in IT."

Consisting of 100 companies of varying sizes across the state, Texas Monthly's list of "Best Companies to Work for in Texas" was designed to identify, recognize, and honor the best places of employment in Texas, benefiting the state's economy, its workforce and businesses. To be considered for participation, companies had to fulfill the following eligibility requirements:

  At least 15 employees working in Texas
  For-profit or not-for-profit business or government entity
  Publicly or privately held business
  Facility in the state of Texas
  In business a minimum of 1 year

GlobalSCAPE will be recognized and honored at the "Best Companies to Work for in Texas" awards ceremony on Thursday, February 2, 2012 as part of the Texas Association of Business 2012 Annual Conference in Austin, Texas. The final rankings are to be announced in a special advertising section of the February 2012 issue of Texas Monthly.

About GlobalSCAPE

San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE Amex:GSB) is a leading provider of software and services that enable customers to access and share information quickly, securely, and reliably. Beginning in 1996 with its CuteFTP® product, GlobalSCAPE has been helping businesses and consumers -- including 15,000 companies in more than 150 countries -- facilitate cost-effective, secure information exchange. With its 2011 acquisition of Seattle-based TappIn, Inc., GlobalSCAPE also offers customers the ability to access and share documents, pictures, videos, and music -- anytime, from anywhere -- easily and securely, without the need for uploading, syncing, or paying for cloud storage. For more information, visit www.globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company's current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company's Annual Report on Form 10-K for the 2010 calendar year, filed with the Securities and Exchange Commission on March 29, 2011.